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EXHIBIT 99





FOR IMMEDIATE RELEASE                                 CONTACT:
- ---------------------                                 --------
June 30, 1995                                         Crystal L. Revak,
Director                                              Investor Relations
                                                      (216) 544-7622


            RMI TITANIUM COMPANY ANNOUNCES SECOND QUARTER CHARGES
            -----------------------------------------------------

  Niles, Ohio - RMI Titanium Company (NYSE; RTI) announced today that it and Permascand AB of Sweden have decided to discontinue the operation of Permipipe Titanium AS, their joint venture welded titanium pipe operation in Norway. The facility was designed to produce high-quality welded pipe and related components of titanium primarily for offshore Norwegian oil and gas projects. RMI will serve this market from its other manufacturing facilities, and will continue to focus its efforts on energy-related products and markets. RMI expects to recognize a noncash charge of approximately $1.9 million in the second quarter of 1995, to provide for the disposition of its joint venture investment.

  RMI is also considering an early adoption of Financial Accounting Standard No. 121. The new standard, which must be adopted no later than the first quarter of 1996, requires that certain long-lived and intangible assets be written down to fair value whenever an impairment review indicates that the carrying value cannot be recovered. Although RMI has not completed its review of the impact of adopting of FAS 121, it is expected that the most significant effect will relate to certain intangible assets such as design and engineering work for a titanium tetrachloride facility. The amount of such write-down is estimated at approximately $5.0 million.

  Due to the sharp rise in the price of RMI's common stock in June 1995, the Company also expects to record approximately $1.9 million in compensation expense against second quarter 1995 results related to outstanding employee stock appreciation rights (SARs). Accounting standards require the Company to recognize current compensation expense equivalent to the increase in the fair market value of the shares of RMI stock which could be received upon exercise of vested SARs. There is no corresponding cash flow effect since any holder who exercises an SAR receives the value due in new shares of the Company's stock.

                                     (more)
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RMI Titanium Company
June 30, 1995
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  None of these anticipated charges involves a cash outlay by the Company.
Second quarter 1995 results from operations (excluding these charges), while still expected to be a loss, should show improvement over the corresponding 1994 period and the first quarter of 1995. This positive trend reflects the continued strengthening of the Company's principal markets, as well as the effect of its efforts to develop new products and markets.

  RMI Titanium Company, headquartered in Niles, Ohio, manufactures titanium mill products, hot-formed and superplastically formed parts, and titanium powder. The Company's products are used for fabricated components in commercial and military aircraft and engines, energy exploration and refining, chemical processing equipment, pulp and paper production facilities, and medical implants.

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